Exhibit 10.3

TREX COMPANY, INC.

AMENDED AND RESTATED

1999 INCENTIVE PLAN FOR OUTSIDE DIRECTORS

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1.	DEFINITIONS

To the extent any capitalized words used in this Plan are not defined, they shall have the definitions stated for them in the Trex Company, Inc. Amended and Restated 1999 Stock Option and Incentive Plan.

1.1 “Annual Director Fee” means an annual fee earned by an Eligible Director for service on the Board of Directors.

1.2 “Annual Committee Fee” means an annual fee earned by an Eligible Director for service on various committees of the Board of Directors.

1.3 “Board of Directors” or “Board” means the Board of Directors of the Company.

1.4 “Cash Portion of the Annual Director Fee” means the portion of the Annual Director Fee to be received in cash, or if elected by the Eligible Director, in Options, as provided in Sections 4.1.1 and 4.3 hereof.

1.5 “Committee” means the Administrative Committee which administers the Plan.

1.6 “Common Stock” means the common stock, par value $0.01 per share, of the Company.

1.7 “Company” means Trex Company, Inc., a Delaware corporation, or any successor thereto.

1.8 “Election Form” means the form used by an Eligible Director to elect to receive all or a portion of the Cash Portion of the Annual Director Fee and the Annual Committee Fee for a Plan Year in the form of Options.

1.9 “Eligible Director” for each Plan Year means a member of the Board of Directors who is not an employee of the Company or any Subsidiary.

1.10 “Fair Market Value” means the closing price of a share of Common Stock reported on the New York Stock Exchange (the “NYSE”) on the date Fair Market Value is being determined, provided that if there is no closing price reported on such date, the Fair Market Value of a share of Common Stock on such date shall be deemed equal to the closing price as reported by the NYSE for the last preceding date on which sales of shares of Common Stock were reported. Notwithstanding the foregoing, in the event that the shares of Common Stock are listed upon more than one established stock exchange, “Fair Market Value” means the closing price of the shares of Common Stock reported on the exchange that trades the largest volume of shares of Common Stock on the date Fair Market Value is being determined. If the Common Stock is not at the time listed or admitted to trading on a stock exchange, Fair Market Value means the mean between the lowest reported bid price and highest reported asked price of the Common Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Board and regularly reporting the market price of Common Stock in such market. If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, Fair Market Value shall be as determined in good faith by the Board.

1.11 “Grant Date” has the meaning set forth in Section 5 hereof.

1.12 “Option” means a non-qualified Option granted pursuant to the Trex Company, Inc. 1999 Stock Option and Incentive Plan.

1.13 “Option Agreement” means the written agreement between the Company and the Participant that evidences and sets out the terms and conditions of the Option.

1.14 “Option Portion of the Annual Director Fee” means the portion of the Annual Director Fee to be received in Options, as provided in Section 4.1.2 hereof.

1.15 “Option Price” means the purchase price for each share of Common Stock subject to an Option.

1.16 “Participant” for any Plan Year means an Eligible Director who participates in the Plan for that Plan Year in accordance with Section 10.1 hereof.

1.17 “Plan” means the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors as set forth herein and as amended from time to time.

1.18 “Plan Year” means the twelve-month period beginning on July 1 and ending on June 30.

1.19 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended.

2.	PURPOSE

The purpose of the Plan is to compensate Eligible Directors for service on the Board of Directors and various committees of the Board, and to provide an incentive for Eligible Directors to increase their equity holdings in the Company so that the financial interests of the Eligible Directors shall be more closely aligned with the financial interests of the Company’s stockholders.

3.	SHARES SUBJECT TO THE PLAN

The shares of Common Stock issuable under the Plan shall be issued pursuant to the Trex Company, Inc. Amended and Restated 1999 Stock Option and Incentive Plan.

4.	ANNUAL DIRECTOR AND COMMITTEE FEES

4.1	Annual Director Fee

Each Eligible Director shall be entitled to an Annual Director Fee, which may be adjusted by the Board from time to time, as follows:

4.1.1 Cash Portion of the Annual Director Fee. Each Eligible Director shall receive the amount of twenty thousand dollars ($20,000), plus one thousand dollars ($1,000) for each Board meeting that the Eligible Director attends personally, and five hundred dollars ($500) for each Board meeting that the Eligible Director participates in telephonically (collectively, the “Cash Portion of the Annual Director Fee”). The Cash Portion of the Annual Director Fee (after reduction pursuant to Section 4.3 hereof, if any) shall be paid to an Eligible Director in four equal quarterly installments in arrears on the first business day following the end of each quarter of the Plan Year in which the Eligible Director provided services to the Company.

4.1.2 Option Portion of the Annual Director Fee. Each Eligible Director shall receive two thousand (2,000) Options (the “Option Portion of the Annual Director Fee”). The Option Portion of the Annual Director Fee shall be paid in arrears as provided in Section 5 below.

4.2	Annual Committee Fee

Each Eligible Director shall be entitled to an Annual Committee Fee, which may be adjusted by the Board from time to time, as follows (a) ten thousand dollars ($10,000) for the Audit Committee Chairman, (b) five thousand five hundred dollars ($5,500) for each Audit Committee member (other than the Chairman), (c) seven thousand five hundred dollars ($7,500) for the Nominating/Corporate

Governance Committee Chairman and the Compensation Committee Chairman, and (d) three thousand five hundred dollars ($3,500) for each Nominating/Corporate Governance Committee member and Compensation Committee member (other than the Chairmen). The Annual Committee Fee shall be paid to an Eligible Director in four equal quarterly installments in arrears on the first business day following each quarter of the Plan Year in which the Eligible Director served on the applicable committee(s).

4.3	Election

Pursuant to Section 10 hereof, an Eligible Director may elect to receive all or a portion of the Cash Portion of the Annual Director Fee and the Annual Committee Fee in the form of Options of equal value. In such event, the value of such Options shall be determined pursuant to the methodology then in use by the Company’s Finance Department to value stock options granted pursuant to the Trex Company, Inc. 1999 Stock Option and Incentive Plan.

4.4	Proration

The Cash Portion of the Annual Director Fee, the Option Portion of the Annual Director Fee and the Annual Committee Fee shall be prorated for any partial periods served.

5.	GRANT DATE

The date of grant for the Option Portion of the Annual Director Fee shall be the date of the first regularly scheduled Board of Directors’ Meeting following the end of each Plan Year in which the Eligible Director provided services to the Company, and the date of grant for Options issued in lieu of the Cash Portion of the Annual Director Fee and the Annual Committee Fee, as provided in Section 10 hereof, shall be the date such Fees would otherwise be due (each of such dates being referred to as the “Grant Date”).

6.	OPTION PRICE

The Option Price of Common Stock covered by each Option granted under the Plan shall be the Fair Market Value of such Common Stock on the Grant Date.

7.	TERM OF OPTIONS

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Common Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted.

8.	VESTING OF OPTIONS

On the first anniversary of the Grant Date, the Option shall be exercisable in respect of 100 percent (100%) of the number of shares covered by the grant. Any limitation on the exercise of an Option contained in any Option Agreement may be rescinded, modified or waived by the Committee, in its sole discretion, at any time and from time to time after the date of grant of such Option. The Option shall be exercisable, in whole or in part, at any time and from time to time, after becoming exercisable and prior to the termination of the Option; provided, that no single exercise of the Option shall be for less than 100 shares, unless the number of shares purchased is the total number at the time available for purchase under the Option.

9.	SERVICE TERMINATION

Except as otherwise provided in the Option Agreement, upon the termination of service (a “Service Termination”) of the Participant as a director of the Company for any reason, any Option granted to a Participant pursuant to the Plan shall become vested, and the Participant shall have the right, at any time within five years after the date of such Participant’s Service Termination and prior to termination of the Option pursuant to Section 7 hereof, to exercise any Option held by such Participant at the date of such Participant’s Service Termination. After the termination of the Option, the Participant shall have no further right to purchase shares of Common Stock pursuant to such Option.

10.	ELECTION TO RECEIVE ADDITIONAL OPTIONS

10.1	Election Form

A Participant who wishes to receive all or any portion of the Cash Portion of the Annual Director Fee and the Annual Committee Fee in the form of Options shall file an Election Form with the Company, in the form and manner prescribed by the Committee. Filing of a completed Election Form will authorize the Company to issue Options to the Participant in lieu of all or any portion of the Cash Portion of the Annual Director Fee and the Annual Committee Fee, in accordance with the Participant’s instructions on the Election Form. Options issued pursuant to an election made under this Section 10 shall vest in accordance with the schedule set forth in Section 8 hereof.

10.2	Time for Filing Election Form

An Election Form shall be completed and filed by each newly elected Eligible Director within thirty (30) days after the Participant’s election to the Board, and elections under the Plan made by a newly elected Eligible Director shall apply to the Participant’s Annual Director Fee and Annual Committee Fee for the

remainder of the Plan Year. Such elections shall remain in effect for subsequent Plan Years unless and until a new Election Form is submitted by an Eligible Director to the Corporate Secretary. Notwithstanding the foregoing, a new Election Form may be submitted by each Eligible Director no more than once each Plan Year.

11.	ADMINISTRATION

11.1	Committee

The general administration of the Plan and the responsibility for carrying out its provisions shall be placed in an Administrative Committee. The Committee shall consist of at least two members appointed from time to time by the Board of Directors to serve at the pleasure thereof. The initial Administrative Committee shall consist of the President and the Chief Financial Officer of the Company. Any member of the Committee may resign by delivering a written resignation to the Company, and may be removed at any time by action of the Board of Directors.

11.2	Rules for Administration

Subject to the limitations of the Plan, the Committee may from time to time establish such rules and procedures for the administration and interpretation of the Plan and the transaction of its business as the Committee may deem necessary or appropriate. The determination of the Committee as to any disputed question relating to the administration and interpretation of the Plan shall be conclusive.

11.3	Committee Action

Any act which the Plan authorizes or requires the Committee to do may be done by a majority of its members. The action of such majority, expressed from time to time by a vote at a meeting (i) in person, (ii) by telephone or other means by which all members can hear one another or (iii) in writing without a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.

11.4	Delegation

The members of the Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do.

11.5	Services

The Committee may employ or retain agents to perform such clerical, accounting and other services as it may require in carrying out the provisions of the Plan.

11.6	Indemnification

The Company shall indemnify and save harmless each member of the Committee against all expenses and liabilities arising out of membership on the Committee, other than expenses and liabilities arising from the such member’s own gross negligence or willful misconduct, as determined by the Board of Directors.

12.	AMENDMENT AND TERMINATION

The Company, by action of the Board of Directors or the Administrative Committee, may at any time or from time to time modify or amend any or all of the provisions of the Plan, or may at any time terminate the Plan. No such action shall adversely affect the accrued rights of any Participant hereunder without the Participant’s consent thereto.

13.	GENERAL PROVISIONS

13.1	Limitation of Rights

No Participant shall have any right to any payment or benefit hereunder except to the extent provided in the Plan.

13.2	No Rights as Stockholders

Nothing contained in this Plan shall be construed as giving any Participant rights as a stockholder of the Company.

13.3	Rights as a Non-Employee Director

Nothing contained in this Plan shall be construed as giving any Participant a right to be retained as a non-employee director of the Company.

13.4	Assignment, Pledge or Encumbrance

No assignment, pledge or other encumbrance of any payments or benefits under the Plan shall be permitted or recognized and, to the extent permitted by law, no such payments or benefits shall be subject to legal process or attachment for the payment of any claim of any person entitled to receive the same, except to the extent such assignment, pledge or other encumbrance is in favor of the Company to secure a loan or other extension of credit from the Company to the Participant.

13.5	Binding Provisions

The provisions of this Plan shall be binding upon each Participant as a consequence of the Participant’s election to participate in the Plan, upon the Company, upon the Participant’s heirs, executors and administrators and upon the successors and assigns of the Participant and the Company.

13.6	Notices

Any election made or notice given by a Participant pursuant to the Plan shall be in writing to the Committee or to such representative thereof as may be designated by the Committee for such purpose and shall be deemed to have been made or given on the date received by the Committee or its representative.

13.7	Governing Law

The validity and interpretation of the Plan and of any of its provisions shall be construed under the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

13.8	Withholding

The Company shall have the right to deduct from the amounts distributable hereunder any federal, state or local taxes required by law to be withheld with respect to such distributions, and such additional amounts of withholding as are reasonably requested by the Participant.

13.9	Effective Date

This Plan shall be effective as of March 12, 1999. The Plan was amended and restated effective May 14, 2002, October 24, 2003 and July 27, 2004.